CONTACT:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682.8211 bcohen@icrinc.com

MARINEMAX REPORTS THIRD QUARTER FISCAL 2013 RESULTS
~ Revenue Increased to $175.8 Million ~
~ Same-Store Sales Increased 16% ~
~ Income Before Taxes and Unusual Item Grew 20% ~

CLEARWATER, FL, July 25, 2013 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its third fiscal quarter ended June 30, 2013.

Revenue grew over 16% to $175.8 million for the quarter ended June 30, 2013 from $151.3 million for the comparable quarter last year. Same-store sales increased approximately 16% on top of a 1% increase in the comparable quarter last year. During the quarter, the company recovered $7.0 million, net, or $0.29 per diluted share, from the Deepwater Horizon Settlement Program for damages it suffered as a result of the Deepwater Horizon oil spill in 2010.  The recovery is reflected as a reduction to the Company’s expenses. Net income was $13.6 million, or $0.56 per diluted share, for the quarter ended June 30, 2013 compared with net income of $4.6 million, or $0.20 per diluted share, for the comparable quarter last year.

Revenue increased over 12% to $434.8 million for the nine months ended June 30, 2013 from $387.1 million for the comparable period last year. Same-store sales increased approximately 13% compared with a 9% increase in the comparable period last year. During the period, the recovery from the Deepwater Horizon Settlement Program, noted above, was $0.29 per diluted share. Net income for the nine months ended June 30, 2013 was $9.8 million, or $0.41 per diluted share, compared with net income of $2.7 million, or $0.12 per diluted share, for the comparable period last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “Our team produced solid revenue growth in the quarter despite the challenge of generally poor weather that impacted industry trends. This growth was driven by our team’s focus and commitment to providing our customers with the right products and experiences along with strength in key geographic markets, such as Florida and parts of the Northeast. During the quarter, our efforts resulted in product gross margin expansion, which was attributable to the ongoing industry recovery, continued improved inventory aging, and our team’s passion and focus on our brands and strategies. In our efforts to stimulate additional sales because of challenging weather, we invested in enhanced promotional activities, which combined with rising insurance costs, resulted in higher ongoing expenses.”

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Mr. McGill concluded, “We remain well positioned to capitalize on improving industry conditions. Our balance sheet, which has been further enhanced by the Deepwater Horizon payment, provides us with a competitive advantage by enabling us to have the broadest available inventory in the industry for our customers to purchase. MarineMax customers are demonstrating their passion for improving their quality of life through the great boating experience our company is able to provide as they unite with themselves and others on the water. As we look ahead, improving conditions and pent up demand should continue to emerge and contribute to our ability to increase cash flow, market share and earnings.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Harris FloteBote, Crest, Scout, Sailfish, Aquila, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 54 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s assessment that its quarterly revenue growth has come from the focus and commitment to provide customers with the right products and experiences as well as strength in certain key geographic markets, the Company’s assessment that its gross margin expansion resulted from the ongoing industry recovery, improved inventory aging, and employee passion and focus for the Company’s brand and strategies; the Company’s belief that it is well positioned to capitalize on improving industry conditions; the Company’s belief that its balance sheet provides it with competitive advantages; the Company’s assessment of the passion of its customers for boating; and the Company’s belief that pent up demand should contribute to improved cash flow and increased earnings and market share. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue	$175,756	$151,330	$434,815	$387,109
Cost of sales	128,949	111,040	324,080	286,867

Gross profit	46,807	40,290	110,735	100,242
Selling, general, and administrative expenses	33,047	34,659	98,591	94,223

Income from operations	13,760	5,631	12,144	6,019
Interest expense	1,193	1,018	3,355	3,438

Income before income tax benefit	12,567	4,613	8,789	2,581
Income tax benefit	1,070	—	1,029	116

Net income	$13,637	$4,613	$9,818	$2,697

Basic net income per common share	$0.58	$0.20	$0.42	$0.12

Diluted net income per common share	$0.56	$0.20	$0.41	$0.12

Weighted average number of common shares used in computing net income per common share:
Basic	23,388,384	22,809,861	23,176,664	22,684,522

Diluted	24,177,020	23,515,737	23,914,763	23,262,704

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 30,	June 30,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,304	$33,237
Accounts receivable, net	29,893	18,942
Inventories, net	235,048	199,096
Prepaid expenses and other current assets	4,766	5,954

Total current assets	307,011	257,229
Property and equipment, net	100,134	101,156
Other long-term assets, net	4,893	2,857

Total assets	$412,038	$361,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,828	$9,140
Customer deposits	18,358	8,679
Accrued expenses	24,817	25,524
Short-term borrowings	142,333	111,793

Total current liabilities	195,336	155,136
Long-term liabilities	723	4,419

Total liabilities	196,059	159,555
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	24	24
Additional paid-in capital	221,102	215,030
Retained earnings	10,663	2,443
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	215,979	201,687

Total liabilities and stockholders’ equity	$412,038	$361,242

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